Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
James Lindstrom – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Chris Shackelton Appointed Interim CEO;
The Providence Service Corporation Non-Compliance with
NASDAQ Listing Rule 5605

TUCSON, ARIZONA – June 2, 2015 -- The Providence Service Corporation (Nasdaq: PRSC) (the “Company”) today announced that, as previously announced on May 11, 2015, its Chief Executive Officer Warren Rustand stepped down from his role as Chief Executive Officer and board member, effective June 1, 2015. The Company’s chairman, Chris Shackelton, assumed the role of Chief Executive Officer on an interim basis until a replacement is named, also effective June 1, 2015. Additionally, Mr. Shackelton stepped down from each of the Company’s Audit Committee, the Compensation Committee and the Nominating and Governance Committee. As a result, the Company notified the Nasdaq Stock Market (“Nasdaq”) that it is not currently in compliance with the “three independent member audit committee” requirement of Nasdaq’s listing rules.

Nasdaq Listing Rule 5065 provides a cure period for the Company to regain compliance with Nasdaq's “three independent member audit committee” requirement. This cure period will run through the earlier of the Company's next annual shareholders' meeting or June 1, 2016 or, if the Company's next annual shareholders' meeting is held before November 30, 2015, then the Company must evidence compliance no later than November 30, 2015.

The Company intends to appoint an additional independent director to its Board and each of its committees, including the Audit Committee, prior to the end of the cure period provided by the Nasdaq rules noted above.

About Providence Service Corporation

The Company is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services, comprehensive health assessment and care management services, and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members; (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and monitoring services; (5) social improvement, employment and welfare services to various international government bodies and corporations; and (6) in-home comprehensive health assessment and care management services primarily to Medicare Advantage programs. The Company is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services through local transportation providers rather than an owned fleet of vehicles.

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